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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material under §240.14a-12

NEUROMETRIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451

April 12, 2010

Dear Stockholder,

        You are cordially invited to attend the 2010 Annual Meeting of Stockholders of NeuroMetrix, Inc. to be held on Thursday, May 13, 2010, at 9:00 a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111. The attached notice of annual meeting and proxy statement describe the business we will conduct at the annual meeting and provide information about us that you should consider when you vote your shares.

        At the annual meeting, one person will be elected to our Board of Directors. In addition, we will ask stockholders to approve the Company's 2010 Employee Stock Purchase Plan and to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the annual meeting.

        We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. Therefore, when you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

        Thank you for your ongoing support. We look forward to seeing you at our annual meeting.

                      Sincerely,

                      Shai N. Gozani, M.D., Ph.D.
                       Chairman, Chief Executive Officer and President

 NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        The annual meeting of stockholders of NeuroMetrix, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 13, 2010, at 9:00 a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, for the following purposes:

  1.
  To elect the person nominated by the Board of Directors as a Class III director, to serve until our 2013 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal.

  2.
  To approve the Company's 2010 Employee Stock Purchase Plan providing for the purchase of up to 250,000 shares of our common stock.

  3.
  To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent auditors for the year ending December 31, 2010.

  4.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on Wednesday, March 31, 2010, the record date fixed by the Board of Directors for such purpose. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at the above address.

        All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, you are requested to complete, sign, date, and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card.

                      By Order of the Board of Directors,

                      Shai N. Gozani, M.D., Ph.D.
                       Chairman, Chief Executive Officer and President

Waltham, Massachusetts
April 12, 2010

Stockholders are requested to sign the enclosed proxy card and return it in the enclosed stamped envelope by return mail.
—OR—
Stockholders may also complete a proxy via the internet or by telephone in accordance with the instructions listed on the proxy card.

April 12, 2010

NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451
781-890-9989

PROXY STATEMENT

        This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 12, 2010 and are furnished in connection with the solicitation of proxies by the Board of Directors of NeuroMetrix, Inc. ("NeuroMetrix", "we", or the "Company") for use at our 2010 annual meeting of stockholders to be held on Thursday, May 13, 2010 at 9:00 a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, and at any adjournments or postponements thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2010. THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE
AT http://phx.corporate-ir.net/phoenix.zhtml?c=180007&p=proxy

        Only stockholders of record as of the close of business on March 31, 2010 will be entitled to vote at the meeting and any adjournments or postponements thereof. As of that date, 23,038,106 shares of our common stock, $0.0001 par value per share, were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person, although the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy. Any stockholder delivering a proxy has the right to revoke it by either: (1) filing a written revocation with our Secretary at NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451; (2) submitting a new proxy by telephone, internet or proxy card after the date of the previously submitted proxy; or (3) appearing in person at the meeting and voting by ballot at the annual meeting.

        Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your "proxies," will vote your shares in the manner you indicate. You may specify whether your shares should be voted for the nominee for director or withheld from the nominee for director and whether your shares should be voted for, against or abstain with respect to each of the other proposals. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Company, or you have stock certificates registered in your name, you may vote:

  •
  By mail.  Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

  •
  By Internet or by telephone.  Follow the instructions attached to the proxy card to vote by Internet or telephone.

  •
  In person at the meeting.  If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

        Telephone and Internet voting facilities for stockholders of record will be available 24-hours a day and will close at 11:59 p.m. Eastern Time on May 12, 2010.

        If your shares are held in "street name" (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other holder of record with instructions on how to vote your shares and can do so as follows:

  •
  By mail.  Follow the instructions you receive from your broker or other nominee explaining how to vote your shares.

  •
  By Internet or by telephone.  Follow the instructions you receive from your broker or other nominee to vote by Internet or telephone.

  •
  In person at the meeting.  Contact the broker or other nominee who holds your shares to obtain a broker's proxy card and bring it with you to the annual meeting. You will not be able to vote at the annual meeting unless you have a proxy card from your broker.

        The representation in person or by proxy of at least a majority of all shares of common stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

        Each of the persons named as proxies in the proxy is one of our officers. All properly executed proxies returned in time to be cast at the meeting will be voted. With respect to the election of the Class III director, any stockholder submitting a proxy has a right to withhold authority to vote for the nominee to the Board of Directors in the manner provided on the proxy. The stockholders also will act upon proposals to approve the Company's 2010 Employee Stock Purchase Plan providing for the purchase of up to 250,000 shares of our common stock and to ratify the selection of the Company's independent auditors.

        If your shares are registered in your name, they will not be voted if you do not return your proxy card by mail or vote as described above. If your shares are held in street name and you do not provide voting instructions to the bank, broker or other holder of record that holds your shares, the bank, broker or other holder of record has the authority to vote your unvoted shares on Proposal 3 even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a "broker non-vote".

        The following sets forth the vote required to approve each proposal and how votes are counted:

Proposal 1: Elect Director	The nominee to serve as a Class III director who receives the most votes (also known as a "plurality" of the votes cast) will be elected. You may vote either FOR the nominee or WITHHOLD your vote from the nominee. Votes that are withheld will not be included in the vote tally for the election of the director. Brokerage firms do not have authority to vote customers' unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.
Proposal 2: Approve 2010 Employee Stock Purchase Plan
The affirmative vote of a majority of the votes cast for or against this proposal is required to approve the 2010 Employee Stock Purchase Plan. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers' unvoted shares held by the firms in street name on this proposal. As a result, any share not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.
Proposal 3: Ratify Selection of Our Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast for or against this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms do have authority to vote customers' unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010, the audit committee of our Board of Directors will reconsider its selection.

        If you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted for the election of the director (Proposal 1 of this proxy statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker or other holder of record was allowed to vote those shares on your behalf in the election of directors as it felt appropriate.

        Recent changes in regulation were made to take away the ability of your bank, broker or other record holder to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other holder of record how to vote in the election of directors, no votes will be cast on this proposal on your behalf. Your bank, broker or other holder of record will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company's independent registered public accounting firm (Proposal 3 of this proxy statement). They will not have discretion to vote uninstructed shares on the approval of the 2010 Employee Stock Purchase Plan (Proposal 2 of this proxy statement). If you are a shareholder of record and you do not cast your vote, the only vote that will be cast on your behalf at the annual meeting relates to the ratification of the appointment of our independent registered public accounting firm.

        The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxy.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board of Directors

        Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three staggered classes of directors (Class I, Class II and Class III). The members of each class of our Board of Directors serve for staggered three-year terms, with the terms of our Class I, Class II and Class III directors expiring upon the election and qualification of directors at the annual meetings of stockholders held in 2011, 2012 and 2010, respectively. Currently:

  •
  our Class I directors are Allen J. Hinkle, M.D. and Timothy R. Surgenor;

  •
  our Class II directors are Shai N. Gozani, M.D., Ph.D. and Charles R. LaMantia; and

  •
  our Class III directors are David E. Goodman, M.D. and W. Mark Lortz.

        Our Board of Directors has determined that Dr. Goodman, Dr. Hinkle, and Messrs. LaMantia, Lortz, and Surgenor are independent directors for purposes of the corporate governance rules contained in the NASDAQ Marketplace Rules, or the NASDAQ rules. In making the independence determination with respect to Mr. Surgenor, our Board of Directors considered Mr. Surgenor's service to the Company as a consultant described below under the heading "Transactions with Related Persons". Our Board of Directors held six meetings during 2009. During 2009, all of our directors attended more than 75% of the aggregate of (i) the total number of meetings of our Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by any committees of our Board of Directors on which such director served.

        Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee.

Board Committees and Meetings

Audit Committee

        Our Board of Directors has an Audit Committee currently consisting of Dr. Goodman and Messrs. LaMantia and Lortz. Effective immediately following our annual meeting, our Audit Committee will consist of Dr. Goodman and Messrs. LaMantia and Surgenor. The Audit Committee operates pursuant to a charter that was approved by our Board of Directors, a copy of which is available on our website at http://www.neurometrix.com under the heading "Investor Relations" and subheading "Corporate Governance". The purposes of the Audit Committee are to, among other functions, assist the Board of Directors in overseeing the operation of a comprehensive system of internal controls covering the integrity of the Company's financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of the Company's registered public accounting firm. Dr. Goodman and Messrs. LaMantia, Lortz, and Surgenor are all "independent" as that term is defined in the rules of the SEC and the applicable Nasdaq rules relating to audit committee members. Our Board of Directors has determined that Messrs. Lortz, LaMantia, and Surgenor all qualify as "audit committee financial experts" as such term is defined in the rules of the SEC. The Audit Committee held five meetings during 2009. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Compensation Committee

        Our Board of Directors has a Compensation Committee consisting of Drs. Goodman and Hinkle. Drs. Goodman and Hinkle are "independent directors" as that term is defined in the Nasdaq rules. The Compensation Committee operates pursuant to a charter that was approved by our Board of Directors, a current copy of which is available on our website at http://www.neurometrix.com under the heading "Investor Relations" and subheading "Corporate Governance". The purposes of the Compensation Committee are to, among other functions, have direct responsibility for the oversight of all the compensation plans, policies, and programs of the Corporation in which the directors and executive officers participate, and certain other incentive and equity plans in which all other employees of the Company participate. The Compensation Committee held three meetings in 2009.

        The Compensation Committee typically meets several times each year in connection with the consideration and determination of executive compensation. Depending on the nature of the matter to be discussed, these meetings may occur at regularly scheduled times or may be special meetings. Specific agenda items are typically determined by the members of the Compensation Committee and our Chief Executive Officer. The Compensation Committee has the authority to determine all compensation payable to our executive officers. For annual and other compensation decisions, our Chief Executive Officer typically provides detailed information to the Compensation Committee regarding the performance of our executive officers, to the extent relevant, and makes detailed recommendations to the Compensation Committee regarding the compensation of all executive officers, excluding his own. With respect to 2009, the Compensation Committee engaged the services of AON/Radford, a nationally recognized consulting firm, in order to assist it in determining the amount of executive compensation to pay our executive officers. Specifically, AON/Radford was engaged by the Compensation Committee to provide a competitive total direct compensation review of the compensation of certain executives against market practices and make recommendations for pay levels for each component of our executive compensation based on the Compensation Committee's targeted competitive positioning. AON/Radford was engaged in early 2009 with respect to 2009 salaries and equity awards, 2009 bonus opportunities, and 2008 bonus determinations and in early 2010 with respect to 2010 salaries and equity awards, 2010 bonus opportunities, and 2009 bonus determinations. In each case, AON/Radford provided the Compensation Committee with a written report based on competitive market compensation data based on a survey of approximately 150 companies in the life sciences, medical device, and biotechnology industry with 50 to 150 employees and made general recommendations to the Compensation Committee. The Compensation Committee ultimately made all determinations regarding compensation payable to our executive officers throughout the year.

        The Compensation Committee also typically reviews our director compensation on at least an annual basis and has the authority to approve all compensation payable to our directors. Our Chief Executive Officer may make recommendations to the Compensation Committee regarding director compensation.

Nominating Committee

        Our Board of Directors has a Nominating Committee consisting of Dr. Goodman and Messrs. LaMantia and Surgenor. Effective immediately following our annual meeting, our Nominating Committee will consist of Messrs. LaMantia and Surgenor. Dr. Goodman and Messrs. LaMantia and Surgenor are all "independent directors" as that term is defined in the Nasdaq rules. The Nominating Committee operates pursuant to a charter that was approved by our Board of Directors, a current copy of which is available on our website at http://www.neurometrix.com under the heading "Investor Relations" and subheading "Corporate Governance". The purposes of the Nominating Committee are to, among other functions, assist the Board by identifying individuals, consistent with the Board's criteria, qualified to become Board members, and to recommend to the Board the director nominees for the next annual meeting of shareholders or for filling newly created directorships resulting from an increase in the size of the Board or vacancies. The Nominating Committee held two meetings in 2009.

Policy Governing Director Attendance at Annual Meetings

        The Board of Directors has adopted a formal policy that all directors are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable due to unavoidable conflicts. Four out of five of our then current directors attended our 2009 annual meeting.

Policies Governing Director Nominations

Securityholder Recommendations

        The Nominating Committee's current policy with regard to the consideration of director candidates recommended by securityholders is that it will review and consider any director candidates who have been recommended by one or more of our stockholders entitled to vote in the election of directors in compliance with the procedures established from time to time by the Nominating Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at 62 Fourth Avenue, Waltham, Massachusetts 02451, who will forward all recommendations to the Nominating Committee. All securityholder recommendations for director candidates for our 2011 annual meeting of stockholders must be submitted to our Secretary on or before December 13, 2010 and must include the following information:

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  the name and address of record of the stockholder;

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  a representation that the securityholder is a record holder of our stock entitled to vote in the election of directors, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended;

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  the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

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  a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time;

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  a description of all arrangements or understandings between the securityholder and the proposed director candidate;

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  the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

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  any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

Board Membership Criteria

        The Nominating Committee has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the Nominating Committee believes must be met by a Nominating Committee-recommended nominee for a position on the Board:

  •
  The nominee must have high personal and professional integrity, must have demonstrated exceptional ability and judgment, and must be expected, in the judgment of the Nominating Committee, to be highly effective, in conjunction with the other nominees to the Board, in collectively serving the interests of our company and stockholders.

        In addition to the minimum qualifications for each nominee set forth above, the Nominating Committee will recommend that the Board select persons for nomination to help ensure that:

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  the Board will be comprised of a majority of "independent directors" in accordance with the Nasdaq rules;

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  each of our Audit, Compensation, and Nominating Committees shall be comprised entirely of independent directors;

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  each member of our Audit Committee is able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement; and

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  at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

        Finally, in addition to any other standards the Nominating Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating Committee, when recommending that the Board select persons for nomination, may consider diversity among its members and whether the nominee has direct experience in the industry or in the markets in which we operate. The Nominating Committee strives where appropriate to achieve a diverse balance of professional expertise and backgrounds, including expertise in finance, operations, and strategy and backgrounds in health care, medical devices, and other industries.

        The Nominating Committee will recommend to the Board the nomination of the director candidates who it believes will, together with the existing Board members and other nominees, best serve our interests and the interests of our stockholders.

Identifying and Evaluating Nominees

        The Nominating Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms, or any other source it deems appropriate. The Nominating Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or that has been recommended to it by a securityholder in compliance with the Nominating Committee's procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the Nominating Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Nominating Committee from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of each proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. Based on these considerations, the Nominating Committee will recommend to the Board the nomination of the director candidates who it believes will, together with the existing Board members and other nominees, best serve the interests of our company and stockholders. The Nominating Committee will evaluate proposed director candidates who have been recommended by securityholders in compliance with the policies and procedures established by the Nominating Committee in the same manner as all other proposed director candidates being considered by the Nominating Committee, with no regard to the source of the initial recommendation of such proposed director candidate.

Board Leadership Structure

        The positions of chairman of the Board and chief executive officer of the Company have historically been combined, and Dr. Gozani currently holds both positions. We believe this Board leadership structure is appropriate because of the efficiencies achieved in having the role of chief executive officer and chairman combined, and because the detailed knowledge of our day-to-day operations and business that the chief executive officer possesses greatly enhances the decision-making processes of the Board as a whole. We have a strong governance structure in place, including independent directors, to ensure the powers and duties of the dual role are handled responsibly. Furthermore, consistent with NASDAQ listing requirements, the independent directors regularly have the opportunity to meet without Dr. Gozani in attendance. We do not have a lead independent director.

Board's Role in Risk Oversight

        Management is responsible for managing the risks that we face. The board is responsible for overseeing management's approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. The involvement of the full board in reviewing our strategic objectives and plans is a key part of the board's assessment of management's approach and tolerance to risk. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us.

        While the Board has ultimate oversight responsibility for overseeing management's risk management process, various committees of the Board assist it in fulfilling that responsibility.

        The Audit Committee assists the Board in its oversight of risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements, and the Compensation Committee assists the Board in its oversight of the evaluation and management of risks related to our compensation policies and practices.

Communications with the Board

        If you wish to communicate with any of our directors or the Board of Directors as a group, you may do so by writing to them at Name(s) of Director(s)/Board of Directors of NeuroMetrix, Inc., c/o Secretary, NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, MA 02451.

        We recommend that all correspondence be sent via certified U.S. Mail, return receipt requested. All correspondence received by the Secretary will be forwarded by the Secretary promptly to the addressee(s).

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or Controller and persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available on our website at http://www.neurometrix.com under the heading "Investor Relations" and subheading "Corporate Governance," and we intend to disclose on this website any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics applicable to our directors or executive officers that would otherwise be required to be disclosed under the SEC rules or, to the extent permitted, the Nasdaq rules. A current copy of the Code of

Business Conduct and Ethics may also be obtained, without charge, upon written request directed to us at: NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451, Attention: Compliance Officer.

PROPOSAL 1: ELECTION OF DIRECTOR

Introduction

        Currently, we have two Class III directors with a term expiring at our 2010 annual meeting of stockholders, David E. Goodman, M.D. and W. Mark Lortz. Following the recommendation of our Nominating Committee, our Board of Directors has nominated and recommends that Dr. Goodman be elected as a Class III director, to hold office until our 2013 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal. Mr. Lortz, who has served as a Class III director and whose term will expire on the date of the 2010 annual meeting of stockholders, has not been nominated for re-election at the annual meeting. Dr. Goodman has indicated his willingness to serve, if elected; however, should Dr. Goodman become unable or unwilling to serve, the proxies will be voted for the election of a substitute nominee recommended by our Board of Directors. On April 6, 2010, our Board of Directors fixed the number of directors constituting our Board of Directors at five, effective as of the date of our 2010 annual meeting.

Vote Required

        The director is elected by a plurality of the votes cast by stockholders entitled to vote. This means that the person receiving the highest number of "FOR" votes will be elected as a director. Votes may be cast for or withheld from the nominee. Broker non-votes and votes that are withheld are not included in the number of votes cast and will have no effect on the outcome of the election of the nominee.

Recommendation

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEE, DAVID E. GOODMAN, M.D. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE NOMINEE UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominee, Other Directors and Executive Officers

        The following table and biographical descriptions set forth certain information with respect to the nominee for election as a Class III director at the annual meeting, each director whose term expires at the annual meeting, each continuing director who is not standing for election, and the executive officers who are not directors, based on information furnished to us by each nominee, director, and executive officer as of February 28, 2010.

Name	Age	Position
Shai N. Gozani, M.D., Ph.D.	45	Chairman of the Board, Chief Executive Officer, President and Secretary
Thomas T. Higgins	58	Senior Vice President, Chief Financial Officer and Treasurer
Walter Christensen	59	Senior Vice President of Global Sales
Guy Daniello	65	Senior Vice President of Information Technology
Michael Williams, Ph.D.	53	Senior Vice President of Engineering
David E. Goodman, M.D.(1)(2)(3)	53	Director
Allen J. Hinkle, M.D.(2)	59	Director
Charles R. LaMantia(1)(3)	70	Director
W. Mark Lortz(1)	58	Director
Timothy R. Surgenor(3)	50	Director

(1)
Member of Audit Committee

(2)
Member of Compensation Committee

(3)
Member of Nominating Committee

Director Nominated for Election at the Annual Meeting

        David E. Goodman, M.D. has served as a member of our Board of Directors since June 2004. Since January 1, 2010, Dr. Goodman has served as President and Chief Executive Officer of SEDline, Inc., a research-focused company with the mission to expand the scope and applications for neuromonitoring. From 2008 to 2009, Dr. Goodman served as Executive Vice President of Business Development for Masimo Corporation, a manufacturer of non-invasive patient monitors. From 2006 to 2008, Dr. Goodman served as an independent consultant providing product design, regulatory and analytical consulting services to medical device and biopharmaceutical companies and also served in this capacity from 2003 to 2004 and from 2001 to 2002. From 2005 to 2006, Dr. Goodman served as President and Chief Executive Officer of BaroSense, Inc., a medical device company focused on developing minimally invasive devices for the long-term treatment of obesity. From 2004 to 2005, Dr. Goodman served as President and Chief Executive Officer of Interventional Therapeutic Solutions, Inc., an implantable drug delivery systems company. From 2002 to 2003, Dr. Goodman served as Chairman, President and Chief Executive Officer of Pherin Pharmaceuticals, a pharmaceutical discovery and development company. From 1994 to 2001, Dr. Goodman held various positions, including Chief Executive Officer, Chief Medical Officer and director, for LifeMasters Supported SelfCare, Inc., a disease management services company that Dr. Goodman founded. Dr. Goodman holds a B.A.S. in applied science and bioengineering and a M.S.E. in bioengineering from the University of Pennsylvania. He also received an M.D. from Harvard Medical School and the Harvard-M.I.T. Division of Health Sciences and Technology. Dr. Goodman's medical and engineering background and his many years of executive experience in the medical device industry provide important experience and expertise to the Board.

Director Whose Term Expires at the Annual Meeting

        W. Mark Lortz has served as a member of our Board of Directors since June 2004. Since 2004, Mr. Lortz has served as an independent consultant providing services to medical device companies. Mr. Lortz served as President and Chief Executive Officer of TheraSense, Inc., a medical device company, from 1997, and as Chairman of TheraSense from 1998, until Abbott Laboratories' acquisition of TheraSense in April 2004. From 1991 to 1997, Mr. Lortz held various positions, including Group Vice President for Worldwide Operations and International Franchise Development, Group Vice President for Worldwide Business Operations and Vice President of Operations, for LifeScan, Inc., a division of Johnson & Johnson that specializes in medical device technology. Mr. Lortz currently serves as a director of Cutera, Inc., a medical device company that designs and develops laser and other light-based aesthetic systems. Mr. Lortz holds a B.S. in Engineering Science from Iowa State University and an M.B.A. in Management from Xavier University.

Directors Whose Terms Extend Beyond the Annual Meeting

        Shai N. Gozani, M.D., Ph.D. founded our company in 1996 and currently serves as Chairman of our Board of Directors and as our President, Chief Executive Officer and Secretary. Since founding our company in 1996, Dr. Gozani has served in a number of positions at our company including Chairman since 1996, President from 1996 to 1998 and from 2002 to the present, Chief Executive Officer since 1997 and Secretary since July 2008. Dr. Gozani holds a B.S. in computer science, an M.S. in Biomedical Engineering and a Ph.D. in Neurobiology, from the University of California, Berkeley. He also received an M.D. from Harvard Medical School and the Harvard-M.I.T. Division of Health Sciences at M.I.T. Prior to forming our company, Dr. Gozani completed a neurophysiology research fellowship in the laboratory of Dr. Gerald Fischbach at Harvard Medical School. Dr. Gozani has published articles in the areas of basic and clinical neurophysiology, biomedical engineering and computational chemistry. Dr. Gozani's extensive knowledge of engineering and neurophysiology, combined with the unique understanding of our technology and business he has gained as our founder and as a key executive, provides invaluable insight to our Board and to the entire organization.

        Allen J. Hinkle, M.D. has served as a member of our Board of Directors since January 2006. Dr. Hinkle was the Chief Medical Officer and Senior Vice President for Tufts Health Plan in Massachusetts, a health insurance provider, where he was responsible for medical management programs and initiatives from 2004 to 2009. Prior to becoming the Chief Medical Officer, Dr. Hinkle was Senior Medical Director and Vice President of Health Care Quality, Policy and Innovations at Blue Cross Blue Shield of Massachusetts, a health insurance provider, from 2001 through September 2004. From 1995 to 2001, Dr. Hinkle was the Chief Medical Officer and Senior Vice President of Quality—Healthcare Management for Anthem Blue Cross Blue Shield of New Hampshire and Matthew Thornton Plan, health insurance provider organizations. Dr. Hinkle has over 30 years of experience in the healthcare field. Dr. Hinkle received a B.S. from the University of Massachusetts at Amherst and an M.D. from Albert Einstein College of Medicine in New York. He is board certified in pediatrics and anesthesiology and is an Associate Professor of Anesthesiology and Pediatrics at Dartmouth Medical School and Associate Professor of Medicine at Tufts University School of Medicine. He also owns several U.S. patents on medical devices. Dr. Hinkle's years of experience as a physician and in executive positions in the health insurance industry provide the Board with valuable insights in the areas of product development and reimbursement.

        Charles R. LaMantia has served as a member of our Board of Directors since November 2004. In July 1999, Mr. LaMantia retired from the position of Chief Executive Officer, Chairman, and President of Arthur D. Little, Inc, a worldwide professional service company with activities in management consulting, technology and product development, and environmental, health and safety. Mr. LaMantia served as Chief Executive Officer, and President of Arthur D. Little from July 1988 to July 1999. From October 1986 to July 1988, Mr. LaMantia held the position of President and Chief Operating Officer at Arthur D. Little. From 1981 to 1986, Mr. LaMantia served as President and Chief Executive Officer of Koch Process Systems, Inc., an integrated engineering and manufacturing company, owned by Koch Industries. From 1977 to 1981, Mr. LaMantia served as Vice President in charge of Arthur D. Little's Chemical and Metallurgical Engineering business. Mr. LaMantia currently serves on the Board of Directors of State Street Corporation. Mr. LaMantia received a B.A., B.S., M.S., and Sc.D. in chemical engineering from Columbia University and completed the Advanced Management Program of Harvard Business School. He was a Sloan Foundation Fellow, a National Science Foundation Fellow, and is a member of Phi Beta Kappa and Tau Beta Pi. He served as an officer in the United States Navy. Mr. LaMantia's extensive corporate leadership experience and public company board experience provides the Board with valuable finance, accounting and executive management experience.

        Timothy R. Surgenor has served as a member of our Board of Directors since April 2009. Since April 2009, Mr. Surgenor has been a partner at Red Sky Partners, LLC., a provider of general management consulting services to the biotechnology and medical device industries. From 2003 to 2009, Mr. Surgenor served as President, Chief Executive Officer and director of Cyberkinetics Neurotechnology Systems, a medical device company. From January 1999 to January 2003, Mr. Surgenor was Executive Vice President at Haemonetics Corporation, which is a medical device company. From 1994 to 1999, Mr. Surgenor was President of Genzyme Tissue Repair, the cell therapy division of Genzyme Corporation. Previously, Mr. Surgenor was Executive Vice President and Chief Financial Officer of BioSurface Technology, Inc. and also held various positions in operations at Integrated Genetics. Mr. Surgenor received a B.A. in Biochemistry from Williams College and an M.B.A. from Harvard Business School. Mr. Surgenor's long career in the medical device and biotechnology business as both an entrepreneur and in senior executive positions in public companies provides the Board with important industry experience as well as valuable finance, accounting and executive management expertise.

Executive Officers Who Are Not Directors

        Thomas T. Higgins has served as our Senior Vice President, Chief Financial Officer and Treasurer since September 2009. Prior to joining NeuroMetrix, Mr. Higgins was Executive Vice President and Chief Financial Officer at Caliper Life Sciences. Inc, a provider of technology and services for life sciences research. Before Caliper, Mr. Higgins was Executive Vice President, Operations and Chief Financial Officer at V.I. Technologies, Inc. ("Vitex"), a biotechnology company addressing blood safety. Before Vitex, Mr. Higgins served at Cabot Corporation in various senior finance and operations roles. His last position at Cabot was President of Distrigas of Massachusetts Corporation, a subsidiary involved in the liquefied natural gas business, and prior to that he was responsible for Cabot's Asia Pacific carbon black operations. Before joining Cabot, Mr. Higgins was with PricewaterhouseCoopers where he started his career. Mr. Higgins holds a BBA with honors from Boston University.

        Walter Christensen has served as our Senior Vice President of Global Sales since May 2009. Prior to joining NeuroMetrix, Mr. Christensen was the Senior Vice President of Global Sales at Stereotaxis, Inc. At Stereotaxis he created sales and business network strategies that established market share in Asia, Europe, and the United States. Prior to Stereotaxis, Mr. Christensen was Vice President, mid America zone at Philips Medical Systems. At Philips Medical Systems he created and expanded a successful U.S. sales operation that integrated the use of field sales personnel and a large dealer organization. Previously, Mr. Christensen served as General Manager at General Electric Medical Systems where he was responsible for the Nuclear/PET Division in North and South America. Mr. Christensen received his degree in Business Administration from Harrisburg Community College, Harrisburg, PA and his Radiology Technology Certification from Holy Spirit Hospital, Camp Hill, PA.

        Guy Daniello has served as our Senior Vice President of Information Technology since July 2003 and, prior to that time, as our Vice President of Information Technology and Director of Information Technology since 1998. Prior to joining NeuroMetrix, Mr. Daniello was an independent software consultant, the Senior Vice President of Engineering at Shiva Corporation from 1996 to 1997, and the Chief Technology Officer & Vice President of Product Development at Gandalf Technologies from 1993 to 1996. In 1991 he founded Network Architects, a software company. Prior to starting Network Architects, he served as President and Chief Executive Officer of Datamedia Corp. and the Director of Small Systems Development at Honeywell Information Systems. Mr. Daniello holds a B.S. in business administration from Northeastern University.

        Michael Williams, Ph.D. has served as our Senior Vice President of Engineering since July 2003 and, prior to that time, as our Vice President of Engineering since May 2000. From March 1996 to January 2000, Dr. Williams served as Division President at Radionics, where he was responsible for all software-based products, including treatment planning and image-guided surgery. Prior to Radionics, he served as an engineer at Hughes Aircraft Space & Communications Group. Dr. Williams received a B.S. in physics and mathematics from University of Puget Sound and an M.S. and Ph.D. in Physics from Brown University.

Directors' Compensation

        The non-employee members of our Board of Directors receive annual cash compensation in the amount of $10,000 for service as a member of our Board of Directors, which is paid following each annual meeting of our stockholders. In addition, these non-employee directors receive the sum of $1,500 for each board or committee meeting that they attend, provided that they are not entitled to additional compensation for attending committee meetings that occur on the same day as a board meeting at which they attend. This cash compensation will be in addition to any stock options or other equity compensation that we determine to grant to our directors on a case by case basis. Dr. Gozani, the only employee member of our Board of Directors, is not separately compensated for his service on our Board of Directors.

        In February 2009, we granted Messrs. LaMantia and Lortz and Drs. Goodman and Hinkle each an option to purchase 30,000 shares of our common stock at an exercise price of $1.70 per share, equal to the closing price of our common stock on the grant date. In April 2009, we granted Mr. Surgenor an option to purchase 30,000 shares of our common stock at an exercise price of $1.73 per share, equal to the closing price of our common stock on the grant date. Each of these options vests 25% one year after the grant date with the remainder vesting ratably over the following three years on a quarterly basis.

        In addition to the compensation described above, we also reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any committees thereof.

        The following table shows compensation information with respect to services rendered to us in all capacities during the fiscal year ended December 31, 2009 for each non-employee member of the Board of Directors.

Director Compensation Table—2009

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation ($)(2)	Total Compensation ($)
David E. Goodman, M.D.	29,500	42,222	(3)	1,122	72,844
Allen J. Hinkle, M.D.	20,500	42,222	(4)	—	62,722
Charles R. LaMantia	28,000	42,222	(5)	—	70,222
W. Mark Lortz	23,500	42,222	(6)	—	65,722
Timothy R. Surgenor(7)	16,000	42,969		—	58,969

(1)
These amounts represent the aggregate grant date fair value for option awards for fiscal year 2009 computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 3 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)
Consists of reimbursement of travel expenses.

(3)
Dr. Goodman was granted options to purchase 30,000 shares of our common stock in February 2009. As of December 31, 2009, Dr. Goodman held options to purchase 61,000 shares of common stock, 31,000 of which were vested.

(4)
Dr. Hinkle was granted options to purchase 30,000 shares of our common stock in February 2009. As of December 31, 2009, Dr. Hinkle held options to purchase 66,000 shares of common stock, 33,750 of which were vested.

(5)
Mr. LaMantia was granted options to purchase 30,000 shares of our common stock in February 2009. As of December 31, 2009, Mr. LaMantia held options to purchase 61,000 shares of common stock, 31,000 of which were vested.

(6)
Mr. Lortz was granted options to purchase 30,000 shares of our common stock in February 2009. As of December 31, 2009, Mr. Lortz held options to purchase 66,000 shares of common stock, 36,000 of which were vested.

(7)
Mr. Surgenor became a director of the Company effective April 1, 2009 and was granted options to purchase 30,000 shares of our common stock in April 2009. As of December 31, 2009, Mr. Surgenor held options to purchase 30,000 shares of common stock, none of which were vested.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Executive Compensation

        The following table sets forth compensation information with respect to services rendered to us in all capacities during the fiscal years ended December 31, 2009, 2008, and 2007 for (i) the individual who served as the Chief Executive Officer during the year ended December 31, 2009, (ii) the individual who served as the Chief Financial Officer during the year ended December 31, 2009, and (iii) each of the three other most highly compensated executive officers who were serving as executive officers at December 31, 2009 (we refer to these individuals, collectively, as the "named executive officers"):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)		Option Awards(1) ($)	Total ($)
Shai N. Gozani, M.D. Ph.D.	2009	375,000	110,625		—		281,480	767,105
Chairman of the Board, Chief Executive	2008	303,187	—	(2)	159,174	(2)	351,648	814,009
Officer, President and Secretary	2007	275,625	—		—		294,160	569,785
Thomas T. Higgins(3)	2009	87,841	—	(4)	25,311	(4)	175,010	288,162
Senior Vice President, Chief Financial Officer	2008	N/A	N/A		N/A		N/A	N/A
and Treasurer	2007	N/A	N/A		N/A		N/A	N/A
Walter Christensen(3)	2009	214,395	48,675		—		143,450	406,520
Senior Vice President of Global Sales	2008	N/A	N/A		N/A		N/A	N/A
	2007	N/A	N/A		N/A		N/A	N/A
Guy Daniello	2009	213,868	31,545		—		70,370	315,783
Senior Vice President of Information	2008	209,675	56,662		—		124,788	391,125
Technology	2007	199,690	28,456		—		224,122	452,268
Michael Williams, Ph.D.	2009	223,168	32,917		—		70,370	326,455
Senior Vice President of Engineering	2008	218,792	59,126		—		124,788	402,706
	2007	208,373	25,005		—		224,122	457,500

(1)
These amounts represent the aggregate grant date fair value for option and stock awards for fiscal years 2009, 2008, and 2007, respectively, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 3 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)
The named executive officer received his 2008 bonus amount in shares of our common stock at a price per share of $1.70, which represented the closing price of our common stock as reported on The NASDAQ Global Market on February 12, 2009, the date of the grant. Therefore, this amount is included in the "Stock Awards" column.

(3)
Messrs. Higgins and Christensen joined the Company in September 2009 and May 2009, respectively.

(4)
The named executive officer received a portion of his 2009 bonus amount in shares of our common stock at a price per share of $2.07, which represented the closing price of our common stock as reported on The NASDAQ Global Market on March 9, 2010, the date of the compensation committee meeting at which his bonus amount was approved. Therefore, this amount is included in the "Stock Awards" column.

Discussion of Summary Compensation Table

        The compensation paid to the named executive officers includes salary, cash incentive compensation, and equity incentive compensation. The terms of employment agreements that we have entered into with our named executive officers are described below under "Employment Agreements and Potential Payments upon Termination or Change-in-Control."

Cash Compensation

        We pay our executive officers a base salary, which we review and determine annually. In 2009, we increased the base salaries of our named executive officers as follows: Dr. Gozani's base salary increased from $303,187 to $375,000 per year, Mr. Daniello's base salary increased from $209,675 to $213,868 per year, and Dr. Williams' base salary increased from $218,792 to $223,168 per year. The base salaries of Mr. Daniello and Dr. Williams reflect a 2% increase over 2008. Dr. Gozani's base salary reflects an increase of approximately 23.7% in 2009 over 2008. Messrs. Higgins and Christensen joined the Company in 2009 and were not eligible for increases in their base salaries during 2009.

Bonus Payments

        The established targets for annual bonus payments for each of our executive officers for 2009 were as follows: Dr. Gozani—50% of base salary; Mr. Higgins—40% of base salary; Mr. Christensen—50% of base salary; Mr. Daniello—25% of base salary; and Dr. Williams—25% of base salary. Based on the Compensation Committee's overall assessment of our performance in 2009, we paid discretionary bonuses to each of the named executive officers.

        For 2008, Dr. Gozani was given the choice to receive his bonus in cash or in shares of stock with a value equal to 150% of his cash bonus based on the closing price of the Company's common stock on the grant date; provided that any stock received pursuant to such election would be subject to a six-month lock-up. Dr. Gozani elected to receive the entire amount of his bonus in stock and, accordingly, was issued 61,373 shares of common stock on February 12, 2009, which was net of the amount of withholding tax paid by the Company in cash in connection with such award. In accordance with SEC rules, the amount reported in the "Stock Awards" column for 2008 includes the amount of the cash bonus that Dr. Gozani would have been entitled to receive. Mr. Daniello and Dr. Williams were also given the same choice with respect to a portion of their bonus, but both of them elected to receive their full bonus in cash.

        For 2009, each of the named executive officers was given the choice to receive their bonus in cash or in shares of stock with a value equal to 150% of their cash bonus based on the closing price of the Company's common stock on the grant date; provided that any stock received pursuant to such election would be subject to a six-month lock-up. Mr. Higgins elected to receive a portion of his bonus in stock and, accordingly, was issued 4,549 shares of common stock on March 10, 2010, which was net of the amount of withholding tax paid by the Company in cash in connection with such award. In accordance with SEC rules, the amount reported in the "Stock Awards" column for 2009 includes the amount of the cash bonus that Mr. Higgins would have been entitled to receive. Dr. Gozani, Mr. Christensen, Mr. Daniello, and Dr. Williams each elected to receive their full bonus in cash.

Long-Term Incentive Compensation

        We grant long-term equity incentive awards in the form of stock options to executives as part of our total compensation package. On February 12, 2009, we granted the following stock options to our then current named executive officers under our Second Amended and Restated 2004 Stock Option and Incentive Plan with an exercise price of $1.70 per share: Dr. Gozani—200,000 shares; Mr. Daniello—50,000 shares; and Dr. Williams 50,000 shares. In addition, upon joining NeuroMetrix, our new named executive officers, Walter Christensen and Thomas T. Higgins, were granted stock options under the 2009 Non-Qualified Inducement Stock Plan (the "2009 Inducement Plan"). On May 4, 2009, Mr. Christensen was granted stock options for 100,000 shares exercisable at $1.73 per share. On September 10, 2009, Mr. Higgins was granted stock options for 100,000 shares exercisable at $2.33 per share. These stock options have a term of ten years and vest over four years with 25% of the total award vesting after one year and the remainder vesting in equal quarterly installments thereafter. Generally, to the extent vested, each stock option is exercisable during the term of the option while the grantee is employed by us and for a period of three months thereafter, unless such termination is upon death or disability, in which the grantee may continue to exercise the option for a period of 12 months, or for cause, in which case the option terminates immediately. Vesting of stock options is also subject to acceleration in some certain circumstances in connection with a change-in-control as described below in "Employment Agreements and Potential Payments upon Termination or Change-in-Control."

        The table below sets forth information with respect to our named executive officers concerning the outstanding equity awards as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End—2009

		Option Awards
		Number of Securities Underlying Unexercised Options
				Option Exercise Price ($)	Option Expiration Date
		(#) Exercisable	(#) Unexercisable
Shai N. Gozani, M.D., Ph.D.	(1)	375,000	—	8.00	6/21/14
	(2)	34,650	15,750	9.52	3/27/17
	(3)	13,125	21,875	1.99	4/01/18
	(4)	105,000	95,000	2.13	6/03/18
	(5)	—	200,000	1.70	2/12/19
Thomas T. Higgins	(6)	—	100,000	2.33	9/10/19
Walter Christensen	(7)	—	100,000	1.73	5/04/19
Guy Daniello	(8)	3,750	—	2.25	10/13/12
	(9)	1,358	—	2.25	1/01/13
	(10)	1,250	—	4.48	6/05/13
	(11)	23,437	1,563	30.10	1/04/16
	(12)	26,400	12,000	9.52	3/27/17
	(13)	13,125	21,875	1.99	4/01/18
	(14)	26,250	23,750	2.13	6/03/18
	(15)	—	50,000	1.70	2/12/19
Michael Williams, Ph.D.	(16)	2,276	—	2.25	1/01/13
	(17)	187	—	2.25	1/15/12
	(18)	11,250	—	2.25	9/18/13
	(19)	625	—	2.25	6/05/13
	(20)	1,875	—	4.48	6/05/13
	(21)	23,437	1,563	30.10	1/04/16
	(22)	26,400	12,000	9.52	3/27/17
	(23)	13,125	21,875	1.99	4/1/18
	(24)	26,250	23,750	2.13	6/3/18
	(25)	—	50,000	1.70	2/12/19

(1)
Reflects the unexercised portion of a stock option for 375,000 shares of common stock that was granted on June 21, 2004. The option vested 25% on the first anniversary of the grant date and then 1/16th each quarter thereafter until fully vested.

(2)
Reflects the unexercised portion of a stock option for 50,400 shares of common stock that was granted on March 27, 2007. The option vests/vested 25% on the first anniversary of the grant date and then 1/16th each quarter thereafter until fully vested.

(3)
Reflects the unexercised portion of a stock option for 35,000 shares of common stock that was granted on April 1, 2008. The option vests/vested 25% on the first anniversary of the vest start date and then 1/16th each quarter thereafter until fully vested.

(4)
Reflects the unexercised portion of a stock option for 200,000 shares of common stock that was granted on June 3, 2008. The option vests/vested 35% on the first anniversary of the vest start date and then 8.75% each quarter during the second year and 7.5% each quarter during the third year.

(5)
Reflects the unexercised portion of a stock option for 200,000 shares of common stock that was granted on February 12, 2009. The option vests 25% on the first anniversary of the vest start date and then 1/16th each quarter thereafter until fully vested.

(6)
Reflects the unexercised portion of a stock option for 100,000 shares of common stock that was granted on granted on September 10, 2009. The option vests 25% on the first anniversary of the vest start date and then 1/16th each quarter thereafter until fully vested.

(7)
) Reflects the unexercised portion of a stock option for 100,000 shares of common stock that was granted on granted on May 4, 2009. The option vests 25% on the first anniversary of the vest start date and then 1/16th each quarter thereafter until fully vested.

(8)
Reflects the unexercised portion of a stock option for 15,000 shares of common stock that was granted on October 13, 2002. The option vested 25% on the first, second, third and fourth anniversaries of the grant date.

(9)
Reflects the unexercised portion of a stock option for 2,715 shares of common stock that was granted on January 1, 2003. The option vested 25% on the first, second, third and fourth anniversaries of the grant date.

(10)
Reflects the unexercised portion of a stock option for 1,250 shares of common stock that was granted on granted on April 8, 2004 and modified on September 6, 2006. These options are the result of a modification to a stock option agreement in which 1,250 stock options were modified to a per share exercise price of $4.48 from a per share exercise price of $2.25. The option modification was to avoid the application of Section 409A of the Code. The option vested 25% on the first, second, third and fourth anniversaries of the vest start date of June 5, 2003.

(11)
Reflects the unexercised portion of a stock option for 25,000 shares of common stock that was granted on January 4, 2006. The option vests/vested 25% on the first anniversary of the grant date and then 1/16th each quarter thereafter until fully vested.

(12)
Reflects the unexercised portion of a stock option for 38,400 shares of common stock that was granted on March 27, 2007. The option vests/vested 25% on the first anniversary of the grant date and then 1/16th each quarter thereafter until fully vested.

(13)
Reflects the unexercised portion of a stock option for 35,000 shares of common stock that was granted on April 1, 2008. The option vests/vested 25% on the first anniversary of the vest start date and then 1/16th each quarter thereafter until fully vested.

(14)
Reflects the unexercised portion of a stock option for 50,000 shares of common stock that was granted on June 3, 2008. The option vests/vested 35% on the first anniversary of the vest start date and then 8.75% each quarter during the second year and 7.5% each quarter during the third year.

(15)
Reflects the unexercised portion of a stock option for 50,000 shares of common stock that was granted on February 12, 2009. The option vests 25% on the first, second, third and fourth anniversaries of the grant date.

(16)
Reflects the unexercised portion of a stock option for 4,550 shares of common stock that was granted on January 1, 2003. The option vested 25% on the first, second, third and fourth anniversaries of the grant date.

(17)
Reflects the unexercised portion of a stock option for 187 shares of common stock that was granted on April 8, 2004. The option vested equally over 36 months starting on January 15, 2002.

(18)
Reflects the unexercised portion of a stock option for 15,000 shares of common stock that was granted on September 18, 2003. The option vested 25% on the first, second, third and fourth anniversaries of the grant date.

(19)
Reflects the unexercised portion of a stock option for 625 shares of common stock that was granted on granted on April 8, 2004. The option vested 25% on the first, second, third and fourth anniversaries of the vest start date of June 5, 2003.

(20)
Reflects the unexercised portion of a stock option for 1,875 shares of common stock that was granted on April 8, 2004 and modified on September 6, 2006. These options are a result of a modification to a stock option agreement in which 1,875 stock options were modified to a per share exercise price of $4.48 from a per share exercise price of $2.25. The option modification was to avoid application of Section 409A of the Code. The option vested 25% on the first, second, third and fourth anniversaries of the vest start date of June 5, 2003.

(21)
Reflects the unexercised portion of a stock option for 25,000 shares of common stock that was granted on January 4, 2006. The option vests/vested 25% on the first anniversary of the grant date and then 1/16th each quarter thereafter until fully vested.

(22)
Reflects the unexercised portion of a stock option for 38,400 shares of common stock that was granted on March 27, 2007. The option vests/vested 25% on the first anniversary of the grant date and then 1/16th each quarter thereafter until fully vested.

(23)
Reflects the unexercised portion of a stock option for 35,000 shares of common stock that was granted on April 1, 2008. The option vests/vested 25% on the first anniversary of the vest start date and then 1/16th each quarter thereafter until fully vested.

(24)
Reflects the unexercised portion of a stock option for 50,000 shares of common stock that was granted on June 3, 2008. The option vests/vested 35% on the first anniversary of the vest start date and then 8.75% each quarter during the second year and 7.5% each quarter during the third year.

(25)
Reflects the unexercised portion of a stock option for 50,000 shares of common stock that was granted on February 12, 2009. The option vests 25% on the first anniversary of the vest start date and then 1/16th each quarter thereafter until fully vested.

Employment Agreements and Potential Payments upon Termination or Change-in-Control

Shai N. Gozani, M.D., Ph.D.

        We entered into an employment agreement with Dr. Gozani, effective as of June 21, 2004 and amended on December 31, 2008. Under the terms of the employment agreement, Dr. Gozani is to be paid an annual base salary determined by the Compensation Committee but not less than $250,000. Dr. Gozani's salary for 2009 was $375,000. Dr. Gozani is also eligible to receive an annual cash performance bonus of up to 50% of his annual salary if certain performance objectives, determined by Dr. Gozani and our Compensation Committee, are met. In addition, pursuant to this employment agreement, on June 21, 2004, we granted Dr. Gozani stock options to purchase 375,000 shares of common stock at an exercise price of $8.00 per share, equal to the price per share at our initial public offering. This stock option has a term of ten years from the grant date and vested over four years from the grant date with 25% of the total award vesting after one year and the remainder vesting ratably over the following three years on a quarterly basis.

        The employment agreement may be terminated by us with or without cause or by Dr. Gozani. Under the terms of the employment agreement, if (1) we terminate Dr. Gozani for any reason other than willful non-performance of his duties under the employment agreement, intentional fraud or dishonesty with respect to our business or conviction of a felony, which we refer to as a termination without cause, or (2) Dr. Gozani resigns as a result of a reduction in his responsibilities with us, reduction in his status with us, reduction of his salary, relocation of our corporate offices more than 35 miles from their current location or breach by us of the employment agreement, which we refer to as a termination for good reason, Dr. Gozani will be entitled to his full base salary at his then-current annual rate of pay, plus benefits and applicable bonus payments, through the date of his termination. In addition, in the event of such a termination, we will continue to pay Dr. Gozani his then-current annual base salary for one year following the termination. Additionally, Dr. Gozani will be entitled to his full annual cash performance bonus in the year that any of the following sale transactions occurs:

  •
  a sale of substantially all of our assets;

  •
  a merger or combination with another entity, unless the merger or combination does not result in a change in ownership of our voting securities of more than 50%; or

  •
  the sale or transfer of more than 50% of our voting securities.

Thomas T. Higgins

        We entered into a letter agreement with Mr. Higgins effective September 2, 2009, which provides for our employment of Mr. Higgins as our Senior Vice President, Chief Financial Officer and Treasurer, on an at-will basis. Under the letter agreement, Mr. Higgins' annual salary was $275,000, subject to periodic review and adjustment at our discretion. Under the letter agreement, Mr. Higgins will also be eligible to receive an annual cash performance bonus of up to 40% of his annual salary.

        Under the terms of the letter agreement, if (1) we terminate Mr. Higgins' employment without cause or (2) Mr. Higgins resigns as a result of our material breach of the terms of the letter agreement, which we refer to as a termination for good reason, then Mr. Higgins will be entitled to receive his base salary and continuation of health benefits for a period of nine months from the date of such termination of Mr. Higgins, subject to Mr. Higgins executing a release agreement with us. Additionally, in the event of a termination of Mr. Higgins without cause or for good reason, Mr. Higgins will be entitled to the acceleration of nine months of vesting under any option grants made subsequent to the date of his letter agreement.

Walter Christensen

        We entered into a letter agreement with Mr. Christensen effective May 4, 2009, which provides for our employment of Mr. Christensen as our Senior Vice President of Global Sales, on an at-will basis. Under the letter agreement, Mr. Christensen's annual salary was $250,000, subject to periodic review and adjustment at our discretion. Under the letter agreement, Mr. Christensen will be also eligible to receive an annual cash performance bonus of up to 50% of his annual salary.

        Under the terms of the letter agreement, if (1) we terminate Mr. Christensen's employment without cause or (2) Mr. Christensen resigns as a result of our material breach of the terms of the letter agreement, which we refer to as a termination for good reason, then Mr. Christensen will be entitled to receive his base salary and continuation of health benefits for a period of nine months from the date of such termination of Mr. Christensen, subject to Mr. Christensen executing a release agreement with us. Additionally, in the event of a termination of Mr. Christensen without cause or for good reason, Mr. Christensen will be entitled to the acceleration of nine months of vesting under any option grants made subsequent to the date of his letter agreement.

Guy Daniello

        We entered into a letter agreement with Mr. Daniello effective February 5, 2008 and amended on December 31, 2008, which provides for our employment of Mr. Daniello, as our Senior Vice President of Information Technology, on an at-will basis. Under the letter agreement, Mr. Daniello's annual salary was $199,690, subject to periodic review and adjustment at our discretion. Under the letter agreement, Mr. Daniello will be also eligible to receive an annual cash performance bonus of up to 25% of his annual salary.

        Under the terms of the letter agreement, if (1) we terminate Mr. Daniello's employment without cause or (2) Mr. Daniello resigns as a result of our material breach of the terms of the letter agreement, which we refer to as a termination for good reason, then Mr. Daniello will be entitled to receive his base salary and continuation of health benefits for a period of nine months from the date of such termination of Mr. Daniello, subject to Mr. Daniello executing a release agreement with us. Additionally, in the event of a termination of Mr. Daniello without cause or for good reason, Mr. Daniello will be entitled to the acceleration of nine months of vesting under any option grants made subsequent to the date of his letter agreement.

Michael Williams, Ph.D.

        We entered into a letter agreement with Dr. Williams effective February 5, 2008 and amended on December 31, 2008, which provides for our employment of Dr. Williams, as our Senior Vice President of Engineering, on an at-will basis. Under the letter agreement, Dr. Williams' annual salary was $208,373, subject to periodic review and adjustment at our discretion. Under the letter agreement, Dr. Williams will be also eligible to receive an annual cash performance bonus of up to 25% of his annual salary.

        Under the terms of the letter agreement, if (1) we terminate Dr. Williams' employment without cause or (2) Dr. Williams resigns as a result of our material breach of the terms of the letter agreement, which we refer to as a termination for good reason, then Dr. Williams will be entitled to receive his base salary and continuation of health benefits for a period of nine months from the date of such termination of Dr. Williams, subject to Dr. Williams executing a release agreement with us. Additionally, in the event of a termination of Dr. Williams without cause or for good reason, Dr. Williams will be entitled to the acceleration of nine months of vesting under any option grants made subsequent to the date of his letter agreement.

        Dr. Gozani, Mr. Higgins, Mr. Christensen, Mr. Daniello, and Dr. Williams have each entered into a confidentiality and non-competition agreement with us, which provides for protection of our confidential information, assignment to us of intellectual property developed by the executive officer and non-compete and non-solicitation obligations that are effective during, and for 12 months following termination of, the executive officer's employment.

        Under our 1998 Equity Incentive Plan and our Second Amended and Restated 2004 Stock Option and Incentive Plan, vesting of the stock options granted thereunder fully accelerates in connection with certain sale events, as described therein, unless such stock options are continued, assumed or replaced in the transaction constituting such sale event.

 PRINCIPAL AND MANAGEMENT STOCKHOLDERS

        The following table sets forth certain information concerning beneficial ownership as of January 31, 2010, except as noted below, of our common stock by:

  •
  each of our directors and the nominee for director;

  •
  each of our named executive officers;

  •
  all of our directors, the nominee for director, and executive officers as a group; and

  •
  each stockholder known by us to own beneficially more than five percent of our common stock.

        The number of common shares "beneficially owned" by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after January 31, 2010, including any shares that could be purchased by the exercise of options or warrants on or within 60 days after January 31, 2010. Each stockholder's percentage ownership is based on 22,969,670 shares of our common stock outstanding as of January 31, 2010 plus the number of shares of common stock that may be acquired by such stockholder upon exercise of options or warrants that are exercisable on or within 60 days after January 31, 2010.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

	Amount and Nature of Beneficial Ownership
Name and Address(1) of Beneficial Owner	Common Stock	Options(2)	Total	Percent of Class of Total
Directors and Executive Officers
Shai N. Gozani, M.D., Ph.D.	624,661	602,800	1,227,461	5.2%
David E. Goodman, M.D.	—	38,500	38,500	*
Allen Hinkle, M.D.	—	43,500	43,500	*
Charles R. LaMantia	—	38,500	38,500	*
W. Mark Lortz	—	43,500	43,500	*
Timothy R. Surgenor	—	7,500	7,500	*
Walter Christensen	—	—	—	*
Guy Daniello	10,528	120,781	131,309	*
Thomas T. Higgins	—	—	—	*
Michael Williams, Ph.D.	9,260	130,636	139,896	*
All current Directors and Executive Officers as a group (10 persons)	644,449	1,025,717	1,670,166	7.0%

	Amount and Nature of Beneficial Ownership
Name and Address(1) of Beneficial Owner	Common Stock	Options(2)	Total	Percent of Class of Total
Beneficial Owner of 5% or More Other than Directors and Executive Officers
Deerfield Capital, L.P. and related persons(3)	6,814,912	—	6,814,912	26.8%
Delphi Ventures VIII, L.P. and related persons(4)	3,681,417	—	3,681,417	14.9%
Growth Equity Opportunities Fund, LLC and related persons(5)	3,681,417	—	3,681,417	14.9%
Great Point Partners, LLC and related persons(6)	3,221,238	—	3,221,238	13.1%
Gruber and McBaine Capital Management and related persons (7)	2,936,388	—	2,936,388	12.8%
Andre Danesh and related persons(8)	2,063,928	—	2,063,928	9.0%

*
Represents less than 1% of the outstanding shares of common stock.

(1)
Unless otherwise indicated, the address of each stockholder is c/o NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451.

(2)
Includes all options and warrants that are exercisable on or within 60 days from January 31, 2010 by the beneficial owner, except as otherwise noted.

(3)
This information is based solely on Amendment No. 2 to Schedule 13G filed on September 11, 2009 by Deerfield Capital, L.P. and related persons. Includes 1,572,705 shares of common stock and warrants, which are exercisable within 60 days of January 31, 2010, to purchase 876,489 shares of common stock held by Deerfield Special Situations Fund, L.P. and 2,820,968 shares of common stock and warrants, which are exercisable within 60 days of January 31, 2010, to purchase 1,544,750 shares of common stock held by Deerfield Special Situations Fund International Limited. James E. Flynn has shared voting power and shared dispositive power with respect to all of these shares of common stock and warrants. Deerfield Capital, L.P. and Deerfield Special Situations Fund, L.P. have shared voting power and shared dispositive power over the shares of common stock and warrants held by Deerfield Special Situations Fund, L.P. Deerfield Management Company, L.P. and Deerfield Special Situations Fund International Limited have shared voting power and shared dispositive power over the shares of common stock and warrants held by Deerfield Special Situations Fund International Limited. The address of James E. Flynn, Deerfield Management Company, L.P., Deerfield Capital, L.P. and Deerfield Special Situations Fund, L.P. is 780 Third Avenue, 37th Floor, New York, NY 10017. The address of Deerfield Special Situations Fund International Limited is c/o Bisys Management, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands.

(4)
This information is based solely on Schedule 13G filed on September 18, 2009 by Delphi Ventures VIII, L.P. ("DV VIII") and related persons. Includes 1,869,650 shares of common stock and warrants, which are exercisable within 60 days of January 31, 2010, to purchase 1,776,168 shares of common stock held by DV VIII and 18,256 shares of common stock and warrants, which are exercisable within 60 days of January 31, 2010, to purchase 17,343 shares of common stock held by Delphi BioInvestments VII, L.P. ("DBI VIII"). DV VIII, DBI VIII and Delphi Management Partners VIII, L.L.C. ("DMP VIII"), which is the general partner of both DV VIII and DBI VIII, and James J. Bochnowski ("Bochnowski"), David L. Douglass ("Douglass"), John F. Maroney ("Maroney"), Douglas A. Roeder ("Roeder") and Deepika R. Pakianathan, Ph.D. ("Pakianathan"), the managing members of DMP VIII, all may be deemed to shared voting power and dispositive power over the shares of common stock and warrants held by DV VIII and DBI VIII. Additionally, as the general partner of both DV VIII and DBI VIII, DMP VIII may be deemed have sole voting power and dispositive power over the shares of common stock and warrants held by DV VIII and DBI VIII. The address for DV VIII and related persons is c/o Delphi Ventures, 3000 Sand Hill Road, #1-135, Menlo Park, CA 94025.

(5)
This information is based solely on Schedule 13G filed on January 15, 2010 by Growth Equity Opportunities Fund, LLC ("GEO") and related persons. Includes 1,887,906 shares of common stock and warrants, which are exercisable within 60 days of January 31, 2010, to purchase 1,793,511 shares of common stock held by GEO. GEO, New Enterprise Associates 12, Limited Partnership ("NEA 12"), which is the sole member of GEO, NEA Partners 12, Limited Partnership ("NEA Partners 12"), which is the general partner of NEA 12, NEA 12 GP, LLC ("NEA 12 GP"), which is the general partner of NEA Partners 12, all share voting power and dispositive power over the shares of common stock and warrants held by GEO. Additionally, the individual managers of NEA 12 GP are Michael James Barrett ("Barrett"), Peter J. Barris ("Barris"), Forest Baskett ("Baskett"), Ryan D. Drant ("Drant"), Patrick J. Kerins ("Kerins"), Krishna S. Kolluri ("Kolluri"), C. Richard Kramlich ("Kramlich"), Charles M. Linehan ("Linehan"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor") (collectively, the "Managers"), and also share voting power and dispositive power over the shares of common stock and warrants held by GEO. The address of GEO, NEA 12, NEA Partners 12, NEA 12 GP, Newhall and Trainor is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. The address of Baskett, Kolluri, Kramlich, Linehan, Perry and Sandell is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barrett, Barris, Drant and Kerins is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815.

(6)
This information is based solely on Schedule 13G filed on September 21, 2009 by Great Point Partners, LLC ("Great Point") and related persons. Includes 1,090,265 shares of common stock and warrants, which are exercisable within 60 days of January 31, 2010, to purchase 1,035,752 shares of common stock held by Biomedical Value Fund, L.P. ("BVF") and 561,652 shares of common stock and warrants, which are exercisable within 60 days of January 31, 2010, to purchase 533,569 shares of common stock held by Biomedical Offshore Value Fund, Ltd. ("BOVF"). Great Point is the investment manager of BVF and BOVF and may be deemed to share voting power and dispositive power with respect to the shares of common stock and warrants held by BVF and BOVF. Additionally, each of Dr. Jeffrey R. Jay, M.D. ("Dr. Jay"), as senior managing member of Great Point, and Mr. David Kroin ("Mr. Kroin"), as special managing member of Great Point, may be deemed to share voting power and dispositive power with respect to the shares of common stock and warrants held by BVF and BOVF. Great Point, Dr. Jay and Mr. Kroin disclaim beneficial ownership of the shares of common stock and warrants held by BVF and BOVF, except to the extent of their respective pecuniary interests. The address for Great Point and related persons is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(7)
This information is based solely on Schedule 13G filed on February 10, 2010 by Gruber and McBaine Capital Management, LLC ("GMCM") and related persons. Includes 1,474,849 shares of common stock and warrants, which are exercisable within 60 days of January 31, 2010, to purchase 582,890 shares of common stock held by GMCM, 441,398 shares of common stock held directly by Jon D. Gruber and 437,251 shares of common stock held directly by J. Patterson McBaine. GMCM is an investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares of common stock or warrants. Jon D. Gruber, J. Patterson McBaine and Eric Swergold are the managers, controlling persons and portfolio managers of GMCM, and therefore, GMCM, Jon D. Gruber, J. Patterson McBaine and Eric Swergold share voting power and dispositive power with respect to the shares of common stock and warrants held by GMCM. Jon D. Gruber has sole voting power and sole dispositive power with respect to the shares of common stock held directly by him and J. Patterson

  McBaine has sole voting power and sole dispositive power with respect to shares of common stock held directly by him. Lagunitas Partners is an investment limited partnership of which GMCM is the general partner, and therefore, may be deemed to share voting power and dispositive power with respect to the shares of common stock and warrants held by GMCM. The address of GMCM, Jon D. Gruber, J. Patterson McBaine and Eric B. Swergold is 50 Osgood Place, Penthouse, San Francisco, CA 94133.

(8)
This information is based solely on Amendment No. 4 to Schedule 13D filed on December 30, 2008 by Andre Danesh and related persons. Includes 200,000 shares of common stock held directly by Andre Danesh, 150,000 shares of common stock held directly by the Andre Danesh 1997 IRRV (the "A.D. Trust") and 1,713,928 shares of common stock held directly by E&S Investments ("E&S"). Andre Danesh has shared voting power and shared dispositive power with respect to all of these shares of common stock. The address of Andre Danesh, the A.D. Trust and E & S is Allied Financial Corp. P.O. Box 1271, Brookline, MA 02446.

TRANSACTIONS WITH RELATED PERSONS

        Mr. Surgenor is a director of NeuroMetrix and was formerly the President and Chief Executive Officer and a director of Cyberkinetics Neurotechnology Systems, Inc. ("Cyberkinetics"). In November 2007, we made an investment of $2.5 million in shares of Cyberkinetics common stock, agreed to negotiate the terms of a joint venture with Cyberkinetics and received a warrant to purchase an additional $1.25 million of Cyberkinetics common stock. We would have been required to exercise the warrant if Cyberkinetics received FDA approval of a Humanitarian Device Exemption filing for the Andara OFS device for acute spinal cord injuries by December 31, 2008, which they did not. In February 2008, we formed PNIR (Peripheral Nerve Injury Repair) LLC, a joint venture with initial ownership of 50% by us and 50% by Cyberkinetics, and entered into a Collaboration Agreement and Operating Agreement with Cyberkinetics. The focus of the joint venture was on the development and commercialization of a product for the treatment of peripheral nerve injury using the Andara™ OFS™ (Oscillating Frequency Stimulation) technology (the "Andara Technology") licensed by Cyberkinetics from Purdue University and using other technologies to be developed. Under the terms of our joint venture agreement with Cyberkinetics, we agreed to fund the first $2.0 million of program costs under the joint venture and any required funding beyond the initial $2.0 million was to be shared equally by us and Cyberkinetics. Cyberkinetics had agreed to contribute the Andara Technology and certain additional technology, know-how and intellectual property. During the fourth quarter of 2008, the joint venture with Cyberkinetics was dissolved, and in January 2009, we acquired certain technological and intellectual property assets from Cyberkinetics and Andara Life Science, Inc., a wholly-owned subsidiary of Cyberkinetics, for $350,000 in cash. The acquired assets include all of Cyberkinetics' rights and regulatory filings for the Andara Technology, the rights to develop and commercialize a therapeutic product for peripheral nerve injury based on the Andara Technology, development and commercialization rights to certain derivatives of the pharmacological agent 4-aminopyridine that may be useful in the treatment of central and peripheral nervous system injury and disease, and certain other intellectual property and technology. During 2009, the Company paid Red Sky Partners, LLC, or Red Sky, a total of $49,000 for various consulting services. Mr. Surgenor is a partner in Red Sky.

        On November 7, 2008, we sold substantially all of the assets related our DigiScope business to Advanced Diagnostics, LLC in exchange for assuming certain identified commitments of approximately $400,000 and a cash payment of $50,000. The Chief Executive Officer and President of Advanced Diagnostics, LLC is Gary Gregory, our former Chief Operating Officer.

Policy for Approval of Transactions with Related Persons

        Pursuant to our audit committee charter currently in effect, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us has or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT

        The undersigned members of the Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence requirements of the NASDAQ Marketplace, submit this report in connection with the committee's review of the financial reports for the fiscal year ended December 31, 2009 as follows:

        1.     The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, our independent public accountant, the audited financial statements for the Company for the fiscal year ended December 31, 2009.

        2.     The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them under the provisions of Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, au section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit.

        3.     The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters, and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

        In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee's roles and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.neurometrix.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of PricewaterhouseCoopers LLP. The Audit Committee reviews NeuroMetrix's quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee reviews NeuroMetrix's quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of NeuroMetrix's management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, and for preparing the financial statements, and of PricewaterhouseCoopers LLP, which is engaged to audit and report on the consolidated financial statements of NeuroMetrix.

        Based on the Audit Committee's review of the audited financial statements and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in NeuroMetrix's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

                      Respectfully submitted by the Audit Committee:

                      David E. Goodman, M.D.
                      Charles R. LaMantia
                      W. Mark Lortz

 PROPOSAL 2: APPROVAL OF THE NEUROMETRIX, INC. 2010 EMPLOYEE
STOCK PURCHASE PLAN PROVIDING FOR THE PURCHASE OF UP TO 250,000
SHARES OF OUR COMMON STOCK

        On April 6, 2010, our Board of Directors approved, subject to approval of our stockholders at this meeting, the NeuroMetrix, Inc. 2010 Employee Stock Purchase Plan (the "2010 ESPP"). The 2010 ESPP provides eligible employees with the opportunity to purchase up to 250,000 shares of our common stock at a discount, on a tax-favored basis, through regular payroll deductions in compliance with Section 423 of the Code. The 2010 ESPP replaces the NeuroMetrix, Inc. 2004 Employee Stock Purchase Plan under which as of June 30, 2009 all shares authorized for issuance had been issued.

        The Board of Directors believes it is in the best interest of NeuroMetrix and its stockholders that the 2010 ESPP be approved. The Board recommends approval of the 2010 ESPP. If approved, eligible employees who elect to participate in the 2010 Plan will be granted options to purchase common stock under the 2010 ESPP on July 1, 2010.

        The 2010 ESPP allows all full-time and certain part-time employees to purchase shares of NeuroMetrix common stock at a discount to fair market value. Employees will purchase shares in June and December of each year using funds deducted from their paychecks during the preceding six months. The 2010 ESPP is expected to be an important component of the benefits package that NeuroMetrix offers to its employees. We believe that the 2010 ESPP will aid the NeuroMetrix in retaining existing employees, recruiting and retaining new employees and aligning and increasing the interest of all employees in the success of NeuroMetrix.

        The following is a brief summary of the Plan. This summary is qualified in its entirety by reference to the text of the Plan, a copy of which is attached as Appendix A to this proxy statement.

Summary of the 2010 ESPP

        Administration.    The 2010 ESPP will be administered under the direction of the Compensation Committee of the Board of Directors. The Compensation Committee has authority to interpret the 2010 ESPP and to make all other determinations necessary or advisable in administering it.

        Eligibility.    All full-time employees and certain part-time employees will be eligible to participate in the 2010 ESPP. For part-time employees to be eligible, they must have customary employment of more than five months in any calendar year and more than 20 hours per week. Employees who, after exercising their rights to purchase shares under the 2010 ESPP, would own shares representing 5% or more of the voting power of NeuroMetrix's common stock, are also ineligible to participate. Approximately 100 employees will be eligible to participate in the 2010 ESPP. Participation in the 2010 ESPP is at the election of each eligible employee and the amounts received by a participant under the 2010 ESPP depend on the fair market value of NeuroMetrix's common stock on future dates; therefore, the benefits or amounts that will be received by any participant if the 2010 ESPP is approved by our stockholders, are not currently determinable.

        Shares Available for Issuance.    Assuming the 2010 ESPP is approved by our stockholders at the Annual Meeting, there will be 250,000 shares of our common stock available for issuance under the 2010 ESPP, plus an annual increase on the first day of each of the Company's fiscal years beginning in 2011, equal to the lesser of (i) 250,000 shares, (ii) 1 percent of the shares of common stock outstanding on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as is determined by the Board.

        Participation.    To participate in the 2010 ESPP, an eligible employee authorizes payroll deductions in an amount not less than 1% nor greater than 10% of his or her "eligible earnings" (i.e., regular base pay, not including overtime pay, bonuses, employee benefit plans or other additional payments) for each full payroll period in the offering period. To ensure that IRS share limitations are not exceeded, we do not accept contributions from an individual participant in excess of $25,000 per calendar year.

        Purchases.    Eligible employees enroll in a six month offering period during the open enrollment period prior to the start of that offering period. A new offering period begins approximately every July 1 and January 1. At the end of each offering period, the accumulated deductions are used to purchase up to a maximum of 25,000 shares of NeuroMetrix common stock for each employee during an offering period. Shares are purchased at a price equal to 85% of the lower of the fair market value of NeuroMetrix's common stock on the first business day or the last business day of an offering period. On April 6, 2010, the closing market price per share of our common stock was $1.68 as reported by the NASDAQ Global Market.

        Termination of Employment.    If a participating employee voluntarily resigns or is terminated by NeuroMetrix prior to the last day of an offering period, the employee's option to purchase terminates and the amount in the employee's account is returned to the employee.

        Adjustments upon Change in Capitalization.    Subject to any required action by the stockholders of the Company, the number of shares of common stock covered by unexercised options under the 2010 ESPP and the number of shares of common stock which have been authorized for issuance under the 2010 ESPP but are not yet subject to options plus any annual increase in the number of shares authorized (collectively, the "Reserves"), as well as the maximum number of shares that may be purchased by a participant and the price per share of common stock covered by each unexercised option under the 2010 ESPP, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock.

        Participation Adjustment.    If the number of unsold shares that are available for purchase under the 2010 ESPP is insufficient to permit exercise of all rights deemed exercised by all participating employees, a participation adjustment will be made, and the number of shares purchasable by all participating employees is reduced proportionately. Any funds remaining in a participating employee's account after such exercise are refunded to the employee, without interest.

        Amendment.    The Board of Directors may amend the 2010 ESPP at any time and in any respect shareholder approval unless shareholder approval of the amendment in question is required under Section 423 of the Code, any national securities exchange or system on which the Common Stock is then listed or reported, or under any other applicable laws, rules, or regulations.

        Termination.    The Board of Directors may terminate the 2010 ESPP at any time and for any reason or for no reason, provided that no termination shall impair any rights of participating employees that have vested at the time of termination. Without further action of the Board of Directors, the 2010 ESPP shall terminate twenty years after the date of its adoption by the Board of Directors or, if earlier, at such time as all shares of common stock that may be made available for purchase under the 2010 ESPP have been issued.

        U.S. Federal Income Tax Consequences.    The 2010 ESPP, and the rights of participant employees to make purchases thereunder, qualify for treatment under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2010 ESPP are sold or otherwise disposed of.

        Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares are purchased), then the participant generally will recognize ordinary income measured as the lesser of:

  i.
  the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or

  ii.
  an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period.

        Any additional gain should be treated as long-term capital gain.

        If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income at the time of such disposition generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

        NeuroMetrix is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to NeuroMetrix.

        The foregoing tax discussion is a general description of certain expected federal income tax results under current law. No attempt has been made to address any state, local, foreign or estate and gift tax consequences that may arise in connection with participation in the 2010 ESPP.

Vote Required

        The 2010 ESPP will be approved upon the affirmative vote of a majority of the votes properly cast for and against such matter. Abstentions will be treated as votes against this proposal. Broker non-votes are not included in the number of votes cast for and against a matter and therefore have no effect on the vote on such matter.

Recommendation

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 2010 EMPLOYEE STOCK PURCHASE PLAN PROVIDING FOR THE PURCHASE OF UP TO 250,000 SHARES OF OUR COMMON STOCK. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE APPROVAL OF THE 2010 EMPLOYEE STOCK PURCHASE PLAN UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information as of December 31, 2009 regarding the number of securities to be issued upon exercise, and the weighted average exercise price of outstanding options, warrants, and rights under our equity compensation plans and the number of securities available for future issuance under our equity compensation plans.

 Equity Compensation Plan Information as of December 31, 2009

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	3,278,880	$5.30	1,489,085	(2)

Totals	3,278,880	$5.30	1,489,085

(1)
Includes information related to our Amended and Restated 1996 Stock Option/Restricted Stock Plan, Amended and Restated 1998 Equity Incentive Plan, Third Amended and Restated 2004 Stock Option and Incentive Plan, 2004 Employee Stock Purchase Plan, and 2009 Non-Qualified Inducement Stock Plan.

(2)
As of December 31, 2009, there were 1,189,085 shares available for future grant under the Third Amended and Restated 2004 Stock Option and Incentive Plan and 300,000 shares available for future grant under the 2009 Non-Qualified Inducement Stock Plan. No new stock grants or awards will be made under the Amended and Restated 1996 Stock Option/Restricted Stock Plan or the Amended and Restated 1998 Equity Incentive Plan. As of March 31, 2010, there were approximately 1,138,703 shares available for future grant under the Third Amended and Restated 2004 Stock Option and Incentive Plan and 300,000 shares available for future grant under the 2009 Non-Qualified Inducement Stock Plan.

PROPOSAL 3: RATIFICATION OF SELECTION OF AUDITORS

Introduction

        The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent certified public accountants, to serve as our auditors for the year ending December 31, 2010. It is expected that a representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Vote Required

        The selection of our independent auditors for the year ending December 31, 2010 will be ratified upon the affirmative vote of a majority of the votes properly cast for and against such matter. Abstentions will have no effect on the vote on such matter. However, brokerage firms have authority to vote customers' unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. The ratification of this selection by our stockholders is not required under the laws of the State of Delaware, where we are incorporated, but the results of this vote will be considered by the Audit Committee in selecting auditors for future years.

Recommendation

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2010. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE RATIFICATION UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

 ACCOUNTING FEES

        Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and 2008 are as follows:

Audit Fees

        The audit fees billed by PricewaterhouseCoopers LLP for professional services rendered for the 2009 audit of our annual financial statements and the review of the financial statements included in our quarterly reports on Form 10-Q totaled $478,455, of which $327,500 was billed in 2009 and $150,955 was billed in 2010. The audit fees billed by PricewaterhouseCoopers LLP for professional services rendered for the 2008 audit of our annual financial statements and the review of the financial statements included in our quarterly reports on Form 10-Q totaled $485,793, of which $355,050 was billed in 2008 and $130,743 was billed in 2009.

Audit-Related Fees

        Audit-related fees billed by PricewaterhouseCoopers LLP for any services other than audit-related services totaled $0 and $54,000 in 2009 and 2008, respectively.

All Other Fees

        Fees billed by PricewaterhouseCoopers LLP for services other than audit-related services were $28,000 for 2009 and included fees of $21,500 for our Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services regarding the previously-disclosed investigation into certain of our past sales and marketing practices relating to our NC-stat System, $5,000 for the review of the Proxy Statement, and $1,500 for a software subscription used to review new accounting pronouncements. Fees billed by PricewaterhouseCoopers LLP for services other than audit-related services were $6,500 for 2008 and included fees of $5,000 for review of the Proxy Statement and $1,500 for a software subscription used to review new accounting pronouncements.

Pre-Approval Policies and Procedures

        The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2009 and 2008 fiscal years.

STOCKHOLDER PROPOSALS

        Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2011 annual meeting must be received by us on or before December 13, 2010 in order to be considered for inclusion in our proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451, Attention: Secretary.

        Stockholder proposals to be presented at our 2011 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2011 annual meeting, must be received pursuant to the provisions of our by-laws. Our by-laws state that the stockholder must provide timely written notice of such nomination or proposal and supporting documentation. A stockholder's notice will be timely if received by us at our principal executive office not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"); provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, a stockholder's notice shall be timely if received by us at its principal executive office not later than the close of business on the later of (1) the 90th day prior to the scheduled date of such annual meeting or (2) the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the event that the number of directors to be elected to our Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by us at least 85 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to us at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals shall be mailed to: NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451, Attention.: Secretary.

EXPENSES AND SOLICITATION

        The cost of solicitation of proxies will be borne by us, and in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of our company registered in the names of a nominee and, if so, we will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, telegraph, e-mail or other form of electronic communication following the original solicitation.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

        Owners of common stock in street name may receive a notice from their broker or bank stating that only one annual report or proxy statement will be delivered to multiple security holders sharing an address. This practice, known as "householding," is designed to reduce printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the Company will promptly deliver a separate copy to any stockholder upon written or oral request to the Company's investor relations department at NeuroMetrix, Inc, 62 Fourth Avenue, Waltham, MA 02451 or by telephone at (781) 890-9989 or by e-mail at neurometrix.ir@neurometrix.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and holders of more than 10% of our common stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such Reporting Persons are required by regulations of the SEC to furnish us with copies of all such filings. With the exceptions noted below, to our knowledge, based solely upon our review of the copies of the filings furnished to us with respect to the year ended December 31, 2009 and written representations from certain Reporting Persons, we believe that all Reporting Persons complied with all Section 16(a) filing requirements in the year ended December 31, 2009. Joseph A. Calo, one of our executive officers, was three days late in filing a Form 4 reporting a stock option grant from the Company.

Waltham, Massachusetts
April 12, 2010

        Our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2009, and which provides additional information about us can be found on the website of the Securities and Exchange Commission at www.sec.gov. It is also available on our website at www.neurometrix.com. You may obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Attention: Secretary, NeuroMetrix, Inc, 62 Fourth Avenue, Waltham, MA 02451. Exhibits will be provided upon written request and payment of an appropriate processing fee.

APPENDIX A

NeuroMetrix, Inc.

2010 EMPLOYEE STOCK PURCHASE PLAN

        The following constitute the provisions of the 2010 Employee Stock Purchase Plan (the "Plan") of NeuroMetrix, Inc. (the "Company"). The Plan replaces the NeuroMetrix, Inc. 2004 Employee Stock Purchase Plan under which as of June 30, 2009 all shares had been issued.

        1.    Purpose.    The purpose of the Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

        2.    Definitions.

        (a)    "Board"    shall mean the Board of Directors of the Company, or a committee of the Board of Directors named by the Board to administer the Plan.

        (b)    "Code"    shall mean the Internal Revenue Code of 1986, as amended.

        (c)    "Common Stock"    shall mean the common stock, $0.0001 par value per share, of the Company.

        (d)    "Company"    shall mean NeuroMetrix, Inc. a Delaware corporation.

        (e)    "Compensation"    shall mean total cash compensation received by the Employee from the Company or a Designated Subsidiary that is taxable income for federal income tax purposes, including, payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions and other compensation received from the Company or a Designated Subsidiary, but excluding relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, stock purchase or similar plan of the Company or a Designated Subsidiary.

        (f)    "Continuous Status as an Employee"    shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

        (g)    "Contributions"    shall mean all amounts credited to the account of a participant pursuant to the Plan.

        (h)    "Designated Subsidiaries"    shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

        (i)    "Employee"    shall mean any person who is (a) employed by the Company or one of its Designated Subsidiaries for tax purposes; (b) customarily employed for at least 20 hours per week and more than five months in a calendar year by the Company or one of its Designated Subsidiaries; and (c) has completed at least 60 days of employment with the Company or one of its Designated Subsidiaries.

        (j)    "Exercise Date"    shall mean the last business day of each Offering Period of the Plan.

        (k)    "Exercise Price"    shall mean with respect to an Offering Period, an amount equal to 85% of the fair market value (as defined in paragraph 7(b)) of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower.

        (l)    "Offering Date"    shall mean the first business day of each Offering Period of the Plan.

        (m)    "Offering Period"    shall mean a period of six months as set forth in paragraph 4 of the Plan.

        (n)    "Plan"    shall mean this NeuroMetrix, Inc. 2010 Employee Stock Purchase Plan.

        (o)    "Subsidiary"    shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

        3.    Eligibility.

        (a)   Any person who has been continuously employed as an Employee for 60 days as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan and further, subject to the requirements of paragraph 5(a) and the limitations imposed by Section 423(b) of the Code. All Employees granted options under the Plan with respect to any Offering Period will have the same rights and privileges under the Plan except for any differences that may be permitted pursuant to Section 423.

        (b)   Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, (ii) which permits his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock as defined in paragraph 7(b) (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, or (iii) to purchase more than 25,000 shares (subject to any adjustment pursuant to paragraph 18) of Common Stock in any one Offering Period. Any option granted under the Plan shall be deemed to be modified to the extent necessary to satisfy this paragraph 3(b).

        4.    Offering Periods.    The Plan shall be implemented by a series of Offering Periods, with a new Offering Period commencing on January 1 and July 1 of each year or the first business day thereafter (or at such other time or times as may be determined by the Board). The initial Offering Period shall commence on July 1, 2010.

        5.    Participation.

        (a)   An eligible Employee may become a participant in the Plan by completing an Enrollment Form provided by the Company and filing it with the Company or its designee prior to the applicable Offering Date, unless a later time for filing the Enrollment Form is set by the Board for all eligible Employees with respect to a given Offering Period. The Enrollment Form and its submission may be electronic as directed by the Company. The Enrollment Form shall set forth the percentage of the participant's Compensation (which shall be not less than 1% and not more than 10%) to be paid as Contributions pursuant to the Plan.

        (b)   Payroll deductions shall commence with the first payroll following the Offering Date, unless a later time is set by the Board with respect to a given Offering Period, and shall end on the last payroll paid on or prior to the Exercise Date of the Offering Period to which the Enrollment Form is applicable, unless sooner terminated as provided in paragraph 10.

        6.    Method of Payment of Contributions.

        (a)   Each participant shall elect to have payroll deductions made on each payroll during the Offering Period in an amount not less than 1% and not more than 10% of such participant's Compensation on each such payroll; provided that the aggregate of such payroll deductions during the

Offering Period shall not exceed 10% of the participant's aggregate Compensation during said Offering Period (or such other percentage as the Board may establish from time to time before an Offering Date). All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

        (b)   A participant may discontinue his or her participation in the Plan as provided in paragraph 10, or, on one occasion only during the Offering Period, may decrease, but may not increase, the rate of his or her Contributions during the Offering Period by completing and filing with the Company a new Enrollment Form authorizing a change in the deduction rate. The change in rate shall be effective as of the beginning of the next payroll period following the date of filing of the new Enrollment Form, if the Enrollment Form is completed at least ten business days prior to such date, and, if not, as of the beginning of the next succeeding payroll period.

        (c)   Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and paragraph 3(b), a participant's payroll deductions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year equals $21,250. Payroll deductions shall recommence at the rate provided in such participant's Enrollment Form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 10.

        7.    Grant of Option.

        (a)   On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period a number of shares of the Common Stock determined by dividing such Employee's Contributions accumulated prior to such Exercise Date and retained in the participant's account as of the Exercise Date by the applicable Exercise Price; provided however, that such purchase shall be subject to the limitations set forth in paragraphs 3(b) and 12. The fair market value of a share of the Common Stock shall be determined as provided in paragraph 7(b).

        (b)   The fair market value of the Common Stock on a given date shall be determined by the Board based on (i) if the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last sale price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), on the composite tape or other comparable reporting system or (ii) if the Common Stock is not listed on a national securities exchange and such price is not regularly reported, the mean between the bid and asked prices per share of the Common Stock at the close of trading in the over-the-counter market.

        8.    Exercise of Option.    Unless a participant withdraws from the Plan as provided in paragraph 10, his or her option for the purchase of shares will be exercised automatically on the Exercise Date of the Offering Period, and the maximum number of full shares subject to the option will be purchased for him or her at the applicable Exercise Price with the accumulated Contributions in his or her account. If a fractional number of shares results, then such number shall be rounded down to the next whole number and any unapplied cash shall be carried forward to the next Exercise Date, unless the participant requests a cash payment. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Exercise Date. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

        9.    Delivery.    Upon the written request of a participant, certificates representing the shares purchased upon exercise of an option will be issued as promptly as practicable after the Exercise Date of each Offering Period to participants who wish to hold their shares in certificate form. Any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full Share shall be retained in the participant's account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in paragraph 10 below. Any other amounts left over in a participant's account after an Exercise Date shall be returned to the participant.

        10.    Withdrawal; Termination of Employment.

        (a)   A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to the Exercise Date of the Offering Period by giving written notice to the Company or its designee. All of the participant's Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

        (b)   Upon termination of the participant's Continuous Status as an Employee prior to the Exercise Date of the Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under paragraph 14, and his or her option will be automatically terminated.

        (c)   In the event an Employee fails to remain in Continuous Status as an Employee for at least 20 hours per week during the Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

        (d)   A participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

        11.    Interest.    No interest shall accrue on the Contributions of a participant in the Plan.

        12.    Stock.

        (a)   The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 250,000 shares, plus an annual increase on the first day of each of the Company's fiscal years beginning on the first day of each of the Company's fiscal years beginning in 2011, equal to the lesser of (i) 250,000 shares, (ii) 1 percent of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as is determined by the Board, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18. If the total number of shares which would otherwise be subject to options granted pursuant to paragraph 7(a) on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised), the Company shall make a pro rata allocation of the shares remaining available for option grants in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any amounts remaining in an Employee's account not applied to the purchase of shares pursuant to this paragraph 12 shall be refunded on or promptly after the Exercise Date. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

        (b)   The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

        13.    Administration.    The Board shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

        14.    Designation of Beneficiary.

        (a)   A participant may designate a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of the Offering Period but prior to delivery to him or her of such shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to the Exercise Date of the Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Beneficiary designations shall be made either in writing or by electronic delivery as directed by the Company.

        (b)   Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by submission of the required notice, which may be electronic. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

        15.    Transferability.    Neither Contributions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 10.

        16.    Use of Funds.    All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

        17.    Reports.    Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the Exercise Date, which statements will set forth the amounts of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

        18.    Adjustments Upon Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by unexercised options under the Plan and the number of shares of Common Stock which have been authorized for issuance under the Plan but are not yet subject to options under paragraph 12(a), the number of shares of Common Stock set forth in paragraph 12(a)(i) (collectively, the "Reserves"), the maximum number of shares of Common Stock that may be purchased by a participant in an Offering Period set forth in paragraph 3(b), as well as the price per share of Common Stock covered by each unexercised option under the Plan, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

        In the event of the proposed dissolution or liquidation of the Company, an Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger, consolidation or other capital reorganization of the Company with or into another corporation, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in paragraph 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets, merger or other reorganization, the option confers the right to purchase, for each share of Common Stock subject to the option immediately prior to the sale of assets, merger or other reorganization, the consideration (whether stock, cash or other securities or property) received in the sale of assets, merger or other reorganization by holders of Common Stock for each share of Common Stock held on the effective date of such transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in such transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets, merger or other reorganization.

        The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

        19.    Amendment or Termination.

        (a)   The Board may at any time terminate or amend the Plan. Except as provided in paragraph 18, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant provided that an Offering Period may be terminated by the Board on an Exercise Date or by the Board's setting a new Exercise Date with respect to an Offering Period then in progress if the Board determines that termination of the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Offering Period would cause the Company to incur adverse accounting charges in the generally-accepted accounting rules applicable to the Plan. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

        (b)   Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan.

        20.    Notices.    All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

        21.    Conditions Upon Issuance of Shares.    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

        22.    Information Regarding Disqualifying Dispositions.    By electing to participate in the Plan, each participant agrees to provide any information about any transfer of shares of Common Stock acquired under the Plan that occurs within two years after the first business day of the Offering Period in which such shares were acquired as may be requested by the Company or any Subsidiaries in order to assist it in complying with the tax laws.

        23.    Right to Terminate Employment.    Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Employee the right to continue in the employment of the Company or any Subsidiary, or affect any right which the Company or any Subsidiary may have to terminate the employment of such Employee.

        24.    Rights as a Stockholder.    Neither the granting of an option nor a deduction from payroll shall constitute an Employee the owner of shares covered by an option. No Employee shall have any right as a stockholder unless and until an option has been exercised, and the shares underlying the option have been registered in the Company's share register.

        25.    Term of Plan.    The Plan became effective upon its adoption by the Board on April 6, 2010 and shall continue in effect for a term of twenty years unless sooner terminated under paragraph 19.

        26.    Applicable Law.    This Plan shall be governed in accordance with the laws of the State of Delaware, applied without giving effect to any conflict-of-law principles.

ANNUAL MEETING OF STOCKHOLDERS OF NEUROMETRIX, INC. May 13, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=180007&p=proxy Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect one member to the Board of Directors as a Class III Director, to serve until our 2013 annual meeting of stockholders and until his successor has been duly elected and qualified or until his earlier resignation or removal. David E. Goodman, M.D. 2. To approve the Company's 2010 Employee Stock Purchase Plan providing for the purchase of up to 250,000 shares of the Company's common stock, $0.0001 par value per share. 3. To ratify the selection of PricewaterhouseCoopers LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2010. In their discretion, to transact such other business as may properly come before the meeting or any adjournments or postponements thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEE LISTED UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. FOR AGAINST ABSTAIN FOR THE NOMINEE WITHHOLD AUTHORITY FOR THE NOMINEE THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE AND PROPOSAL 2 AND PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 10030300000000001000 6 051310 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect one member to the Board of Directors as a Class III Director, to serve until our 2013 annual meeting of stockholders and until his successor has been duly elected and qualified or until his earlier resignation or removal. David E. Goodman, M.D. 2. To approve the Company's 2010 Employee Stock Purchase Plan providing for the purchase of up to 250,000 shares of the Company's common stock, $0.0001 par value per share. 3. To ratify the selection of PricewaterhouseCoopers LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2010. In their discretion, to transact such other business as may properly come before the meeting or any adjournments or postponements thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEE LISTED UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. FOR AGAINST ABSTAIN FOR THE NOMINEE WITHHOLD AUTHORITY FOR THE NOMINEE NOMINEE: ANNUAL MEETING OF STOCKHOLDERS OF NEUROMETRIX, INC. May 13, 2010 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE AND FOR PROPOSAL 2 AND PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 10030300000000001000 6 051310 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=180007&p=proxy MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 NEUROMETRIX, INC. Proxy for Annual Meeting of Stockholders May 13, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEUROMETRIX, INC. As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned, revoking all other prior proxies, hereby appoints Shai N. Gozani, M.D., Ph.D. and Thomas T. Higgins and each of them alone, proxies, with full power of substitution, to vote all shares of common stock, par value $0.0001 per share, of NeuroMetrix, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held on Thursday, May 13, 2010 at 9:00 a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center, Boston, MA 02111, and any adjournments or postponements thereof, with all powers the undersigned would possess if present, upon the matters set forth in the Notice of Annual Meeting of Stockholders and related Proxy Statement dated April 12, 2010, a copy of which has been received by the undersigned, AND IN THEIR DISCRETION UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Attendance by the undersigned at the meeting or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the meeting the intention of the undersigned to vote said shares in person. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

QuickLinks

NeuroMetrix, Inc. 62 Fourth Avenue Waltham, Massachusetts 02451
NeuroMetrix, Inc. 62 Fourth Avenue Waltham, Massachusetts 02451
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
NeuroMetrix, Inc. 62 Fourth Avenue Waltham, Massachusetts 02451 781-890-9989
BOARD MATTERS AND CORPORATE GOVERNANCE
PROPOSAL 1: ELECTION OF DIRECTOR
Director Compensation Table—2009
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Outstanding Equity Awards at Fiscal Year-End—2009
PRINCIPAL AND MANAGEMENT STOCKHOLDERS
TRANSACTIONS WITH RELATED PERSONS
AUDIT COMMITTEE REPORT
PROPOSAL 2: APPROVAL OF THE NEUROMETRIX, INC. 2010 EMPLOYEE STOCK PURCHASE PLAN PROVIDING FOR THE PURCHASE OF UP TO 250,000 SHARES OF OUR COMMON STOCK
EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Information as of December 31, 2009
PROPOSAL 3: RATIFICATION OF SELECTION OF AUDITORS
ACCOUNTING FEES
STOCKHOLDER PROPOSALS
EXPENSES AND SOLICITATION
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
  APPENDIX A